                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                          NIELSEN MEDIA RESEARCH, INC.

                                       AT

                              $37.75 NET PER SHARE

                                       BY

                            NINER ACQUISITION, INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                    VNU N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, SEPTEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 15, 1999, BY AND AMONG VNU USA, INC. ("PARENT"), NINER ACQUISITION, INC. ("PURCHASER") AND NIELSEN MEDIA RESEARCH, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING (ON A FULLY DILUTED BASIS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTION 14.
                         ------------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the enclosed Letter of Transmittal (or facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance.
                         ------------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL LYNCH & CO.

August 20, 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               -----
INTRODUCTION..............................................................................................           1

THE OFFER.................................................................................................           3
       1.  Terms of the Offer.............................................................................           3
       2.  Acceptance for Payment and Payment.............................................................           5
       3.  Procedures for Tendering Shares................................................................           6
       4.  Withdrawal Rights..............................................................................           9
       5.  Certain Federal Income Tax Consequences........................................................           9
       6.  Price Range of the Shares; Dividends...........................................................          10
       7.  Effect of the Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration;             11
             Margin Regulations...........................................................................
       8.  Certain Information Concerning the Company.....................................................          12
       9.  Certain Information Concerning Purchaser, Parent and VNU.......................................          15
      10.  Sources and Amount of Funds....................................................................          16
      11.  Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain           16
             Other Agreements.............................................................................
      12.  Plans for the Company; Other Matters...........................................................          29
      13.  Dividends and Distributions....................................................................          31
      14.  Conditions to the Offer........................................................................          31
      15.  Certain Legal Matters..........................................................................          33
      16.  Fees and Expenses..............................................................................          36
      17.  Miscellaneous..................................................................................          36

Schedule I-- Information Concerning Directors and Executive Officers of                                             37
           Purchaser, Parent and VNU......................................................................

To the Holders of Common Stock of
Nielsen Media Research, Inc.:

                                  INTRODUCTION

    Niner Acquisition, Inc., a Delaware corporation ("Purchaser") and indirect wholly owned subsidiary of VNU N.V., a company organized under the laws of the Netherlands ("VNU"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Nielsen Media Research, Inc., a Delaware corporation (the "Company"), including the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of October 15, 1996 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, at a price of $37.75 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

    Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will charge any service fees. Purchaser will pay all fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is acting as the Dealer Manager for the Offer (in such capacity the "Dealer Manager"), The Bank of New York, which is acting as the depositary for the Offer (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as information agent for the Offer (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 16.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 15, 1999 (the "Merger Agreement"), by and among VNU USA, Inc., a New York corporation and wholly owned subsidiary of VNU ("Parent"), Purchaser and the Company. Pursuant to the Merger Agreement, as soon as practicable, but not later than the second business day, after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation") in accordance with the Delaware General Corporation Law, as amended (the "DGCL"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser, and (iii) stockholders who properly perfect their appraisal rights under the DGCL) will be converted into the right to receive $37.75 in cash (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to the Company, has delivered to the Company Board its written opinion, dated as of August 15, 1999 (the "Morgan Stanley Opinion"), to the effect that as of such date, the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger as provided in the Merger Agreement is fair from a financial point of view to such holders. A copy of the Morgan Stanley Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to read the Morgan Stanley Opinion carefully.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) A NUMBER OF SHARES REPRESENTING A MAJORITY OF THE SHARES OUTSTANDING (ON A FULLY DILUTED BASIS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 14.

    The Merger Agreement provides that, upon the purchase by Purchaser of at least a majority of the Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors so that the percentage of Parent's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Parent and its affiliates. The Company will, at such time, upon the request of Purchaser promptly take all actions available to the Company to cause such persons designated by Parent to be elected to the Board of Directors, including using its reasonable best efforts to increase the size of the Board of Directors or secure resignations of incumbent directors or both.

    Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by the DGCL. Under the DGCL and pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of the Company's stockholders. IF THE MINIMUM CONDITION IS SATISFIED AND AS A RESULT OF THE PURCHASE OF SHARES BY PURCHASER PURSUANT TO THE OFFER, PURCHASER AND ITS AFFILIATES WILL OWN AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, AND PURCHASER WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER. The Merger Agreement is more fully described in Section 11.

    Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). Pursuant to the Merger Agreement, in the event that Purchaser acquires at least 90% of the outstanding Shares in the Offer, Purchaser and Parent shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and to effect a short-form merger. The consideration per Share paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a short-form merger of Purchaser into the Company, if permitted to do so under the DGCL. See Section 12.

    The Company has issued one Right for each outstanding Share pursuant to the Rights Agreement, dated as of October 15, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent, as amended (the "Rights Agreement"). The Company has represented in the Merger Agreement that it has amended its Rights Agreement (the "Rights Amendment") to ensure that (a) neither a "Distribution Date" nor a "Stock Acquisition Date" (in each case as defined in the Rights Agreement) will occur, and none of Parent or Purchaser or any of their "Affiliates" or "Associates" will be deemed to be an "Acquiring Person" (in each case as defined in the Rights Agreement), by reason of the execution and delivery of the Merger Agreement or the consummation of the transactions to be effected pursuant to the Merger Agreement and (b) the Rights will expire immediately prior to the consummation of the Offer. The Company has further represented that the Rights Amendment is sufficient to render the Rights inoperative with respect to (i) the acquisition of Shares by Parent, Purchaser or their affiliates pursuant to the Merger Agreement and the Offer and (ii) the Merger.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with
Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, September 17, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, the Company has agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer for additional periods (each of which is not to exceed 10 business days); provided, however, that Purchaser may not extend the Offer beyond December 22, 1999 without the consent of the Company.

    The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition as well as the conditions set forth in the following paragraph) and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended, or (iv) subject to the next paragraph, amend the Offer.

    The Merger Agreement provides that, without the prior written consent of the Company, Purchaser shall not (i) change the form of the consideration to be paid in the Offer, decrease the amount of the consideration to be paid in the Offer or decrease the number of Shares sought pursuant to the Offer, (ii) extend the expiration date of the Offer beyond the initial Expiration Date, except (A) as required by applicable law, (B) that if, immediately prior to the Expiration Date (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute at least 80% but less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, extend the Offer for one or more periods not to exceed an aggregate of five business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date, (C) that if any condition to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the Expiration Date for one or more periods (not in excess of 10 business days each), but in no event later than December 22, 1999,
(D) that if Parent reasonably and in good faith believes, based on the written advice of counsel to Parent, that legislation, Treasury regulations or any other authoritative pronouncement (in proposed form or otherwise) is about to be issued or enacted with a retroactive effective date, and such legislation, regulations or pronouncement would have a Material Adverse Effect (as defined below) on the Company as a result of the transactions contemplated by the Merger Agreement, Purchaser may, in its sole discretion, pending the issuance of such legislation, regulations or pronouncement, extend the Expiration Date for one or more periods (not in excess of 10 business days each) until the earlier of (x) the date Parent notifies the Company of its intent to proceed with the Offer notwithstanding that such legislation, regulations or pronouncement have not been issued, (y) five business days after the issuance of such legislation, regulations or pronouncement or (z) December 15, 1999, or (E) as provided in the following paragraph, (iii) waive the Minimum Condition, (iv) waive the condition relating to the expiration of the waiting period under the HSR Act, the condition relating to the opinion of counsel to be delivered to the Company and IMS Health Incorporated or the condition relating to the non-termination of the Merger Agreement, (v) amend any term or other condition of the Offer in any manner adverse to holders of Shares, or (vi) impose any additional condition to the Offer; provided, however, that, except as set forth above and subject to applicable legal requirements, Purchaser may waive any condition to the Offer in its sole discretion; and provided, further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

    If certain of the conditions to the Offer, including (i) the expiration or termination of any applicable waiting period under the HSR Act; (ii) the absence of any statute, regulation, judgment, order or injunction that is enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, other than the applicable waiting periods under the HSR Act, that would prohibit or impose any material limitations on Parent's or Purchaser's acquisition of the Shares or ownership or operation of all or a material portion of their of the Company's business or assets; and (iii) the absence of certain disruptions in the securities or banking markets, shall not have been satisfied or waived at the initial Expiration Date, Parent will, at the request of the Company, cause Purchaser to extend the Expiration Date for one or more periods (not in excess of 10 business days each) but in no event later than December 22, 1999. If the Offer shall not have been consummated on the scheduled Expiration Date due to the failure to satisfy the condition relating to the Central Works' Council of VNU (the "Works' Council"), Parent will, at the request of the Company, cause Purchaser to extend the Expiration Date for one or more periods (not in excess of 10 business days each), but in no event later than April 7, 2000. If the Company reasonably and in good faith believes, based on written advice of counsel, that legislation, Treasury regulations or any other authoritative pronouncement (in proposed form or otherwise) is about to be issued or enacted with a retroactive effective date, and such legislation, regulations or pronouncement would have a Material Adverse Effect on the Company as a result of the transactions contemplated by the Merger Agreement, Parent will, at the request of the Company, cause Purchaser to extend the Expiration Date for one or more periods until the earlier of (i) the date the Company notifies Parent of the Company's intent to proceed with the Offer notwithstanding that such legislation, regulations or pronouncement has not been issued, or (ii) five business days after the issuance of such legislation, regulations or pronouncement, but in no event shall the Company be entitled, pending the issuance of such legislation, regulations or pronouncement, to request that Parent cause Purchaser to extend the expiration date of the Offer beyond December 15, 1999.

    The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date.

    Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

    The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section
3) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

    Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to one or more of its wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

    VALID TENDER. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

    DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (1) such tender is made by or through an Eligible Institution;

    (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (3) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    BINDING AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after August 15, 1999 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 15, 1999.

    To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

    Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a general summary of certain federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). This discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as

"capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment), and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the federal income tax consequences to a Holder that, for federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local, foreign or other tax laws.

    EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE SALE OF ITS SHARES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. For federal income tax purposes, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will generally recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder's adjusted tax basis in Shares sold or surrendered in the Merger. Gain or loss must be determined separately for each block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger (for example, Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the consummation of the Offer or the Merger. For federal income tax purposes, net capital gain recognized by individuals (or an estate or certain trusts) from the sale of property held for more than twelve months will generally be taxed at a maximum tax rate of 20%. There are limitations on the deductibility of capital losses.

    Payments in connection with the Offer or Merger may be subject to "backup withholding" at a rate of 31% unless a Holder of Shares (i) provides a correct taxpayer identification number ("TIN") (which, for an individual Holder, is the Holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Stockholders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Holder's federal income tax liability, provided that the required information is given to the IRS. Each Holder should consult its tax advisor as to such Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

    The Shares are traded through the NYSE under the symbol "NMR." The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the NYSE.

                                                                                                     COMMON STOCK
                                                                                                 --------------------
                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
Fiscal Year Ended December 31, 1998
  Third Quarter Ended September 30, 1998.......................................................  $   15.38  $    8.06
  Fourth Quarter Ended December 31, 1998.......................................................      18.00       8.13
Fiscal Year Ending December 31, 1999
  First Quarter Ended March 31, 1999...........................................................  $   25.88  $   15.13
  Second Quarter Ended June 30, 1999...........................................................      30.75      22.88
  Third Quarter Ending September 30, 1999 (through August 13, 1999)............................      33.00      27.00

    On August 13, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE was $32.81 per Share. On August 19, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $37.25 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

    The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent, and Parent does not intend to consent to any such declaration or payment.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    MARKET FOR THE SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    STOCK LISTING. The Shares are listed on the NYSE. After consummation of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE may delist the Shares if, among other things: (i) the number of total stockholders falls below 400; (ii) the number of total stockholders falls below 1,200 and the average monthly trading volume is less than 100,000 shares (for the most recent 12 months); (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (iv) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $8 million. If as a result of the purchase of Shares pursuant to the Offer, Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. According to the Company, as of August 18, 1999, there were approximately 4,812 holders of record of the Shares and 57,688,294 Shares outstanding.

    If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

    MARGIN REGULATIONS. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

    Purchaser currently intends to seek delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act promptly after the completion of the Offer, provided that the requirements for such delisting and termination are met. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of VNU, Parent, Purchaser or the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to VNU, Parent, Purchaser or the Information Agent.

    The Company is the leading source of television audience measurement and related services in the United States and Canada. Customers have used the Company's television audience research information in the United States for nearly 50 years. Through its core ratings business, the Company estimates television audience size and demographics and reports this and related information to a diverse customer base on a subscription basis. Customers include advertisers, advertising agencies, broadcast networks, cable networks, program syndicators, cable operators, sports organizations, televisions stations and station representatives. The Company's ratings serve as the "currency" for national and local television advertising. In 1998, advertisers spent approximately $44 billion in the United States on national and local television advertising, according to McCann-Erickson Worldwide, to bring a variety of advertising messages to approximately 99 million U.S. television households. The Company offers rating services in four principal areas: (i) National Ratings Services; (ii) Local Ratings Services; (iii) U.S. Hispanic Ratings Services; and
(iv) Canadian Ratings Services. The Company also offers services that enable advertisers to manage their media spending by linking television ratings to commercial occurrences, and that provide Internet and web page usage analysis to the expanding interactive media industry.

    The Company's principal offices are located at 299 Park Avenue, New York, New York 10171 and its telephone number at such address is (212) 708-7500.

    SELECTED FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, each as filed with the Commission pursuant to the Exchange Act. Prior to June 30, 1998, when IMS Health Incorporated was spun off from Cognizant, the Company was operated as a subsidiary of Cognizant Corporation ("Cognizant"), and prior to November 1, 1996, Cognizant was operated as a division of The Dun & Bradstreet Corporation ("D&B"). The financial statement data presented below have been prepared for the Company on a standalone basis. For periods prior to the June 30, 1998 spin-off of IMS Health Incorporated by Cognizant, the Company's results of operations reflect an allocation of Cognizant and D&B corporate and other expenses.

    More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 NIELSEN MEDIA RESEARCH, INC. AND SUBSIDIARIES
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          SIX MONTHS ENDED                FISCAL YEAR
                                                              JUNE 30,                 ENDED DECEMBER 31,
                                                       ----------------------  ----------------------------------
                                                          1999        1998        1998        1997        1996
                                                       ----------  ----------  ----------  ----------  ----------

                                                            (UNAUDITED)
INCOME STATEMENT DATA:
Operating revenue....................................  $  219,918  $  193,995  $  401,932  $  358,594  $  319,404
Operating costs......................................     111,185      93,312     195,301     164,516     146,981
Selling and Administrative Expenses..................      38,638      41,440      80,867      75,154      65,233
Depreciation and Amortization........................      17,901      14,913      31,385      28,663      25,229
Operating income.....................................      52,194      44,330      94,379      90,261      81,961
Income before provision for income taxes.............      45,632      49,930      94,231      90,261      81,961
Net income...........................................      26,512      29,009      54,748      52,475      47,605
Earnings per share
  Basic..............................................  $     0.46  $     0.53  $     0.99  $     0.95  $     0.84
  Diluted............................................  $     0.43  $     0.49  $     0.92  $     0.92  $     0.84
Shares used in per share calculation
  Basic..............................................      57,046      54,343      55,159      55,054      56,648
  Diluted............................................      61,746      59,648      59,505      57,117      56,891

                                                              JUNE 30,                    DECEMBER 31,
                                                       ----------------------  ----------------------------------
                                                          1999        1998        1998        1997        1996
                                                       ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA:
    Total assets.....................................  $  233,429  $  231,555  $  232,165  $  192,434  $  170,331
    Total liabilities................................     336,083     408,289     380,027      90,851           0
    Stockholders' equity (deficit)...................    (102,654)   (176,734)   (147,862)    101,583      99,353

    COMPANY PROJECTIONS. To the knowledge of VNU, Parent and Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the discussions and negotiations described in Section 11--"Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement and Certain Other Agreements," the Company furnished Parent with certain financial projections which Parent and Purchaser believe are not publicly available. Neither Parent nor Purchaser has verified the accuracy of such financial projections. According to the projections, the Company has estimated that it will have operating revenue of approximately $454 million and prior to year 2000 compliance costs, operating income of approximately $117 million and net income of approximately $60 million for the year ending December 31, 1999 and that its operating revenue will grow to approximately $652 million, its operating income will grow to approximately $159 million, and its net income will grow to approximately $85 million, in each case for the year ending December 31, 2002.

    It is the understanding of Parent and Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Parent and Purchaser.

    THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED VNU, PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN
PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY VNU, PARENT OR PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF VNU, PARENT, PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF VNU, PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF VNU, PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information are also obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

9. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND VNU.

    GENERAL. Purchaser is a newly formed Delaware corporation and is a wholly owned subsidiary of Parent, which in turn is a wholly owned subsidiary of VNU. Purchaser was organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. Until immediately prior to the time Shares are purchased pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

    Parent is a New York corporation and a wholly owned subsidiary of VNU. Parent conducts VNU's business operations in the United States, including publishing and information services activities.

    The principal offices of Purchaser and Parent are located at 1515 Broadway, New York, New York 10036. The telephone number of Purchaser and Parent at such location is (212) 536-6700.

    VNU is a company organized under the laws of the Netherlands, with securities listed on the AEX-Stock Exchange. VNU is a major international publisher of consumer magazines, newspapers, telephone directories and educational materials, as well as a provider of other information services. The principal offices of VNU are located at Ceylonpoort 5-25, 2037 AA Haarlem, P.O. Box 1, 2000MA Haarlem, the Netherlands. The telephone number of VNU at such location is 011 31 23 546 3463.

    Except as set forth in this Offer to Purchase, none of Purchaser, Parent nor VNU has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, none of Purchaser, Parent or VNU, any of their respective affiliates, nor, to the best knowledge of Purchaser, Parent or VNU, any of the persons listed on Schedule I, has had, since January 1, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Parent or VNU, any of their respective affiliates or, to the best knowledge of Purchaser, Parent or VNU, any of the persons listed on Schedule I and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

    AVAILABLE INFORMATION. Pursuant to Rule 14d-3 under the Exchange Act, VNU, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, are available for inspection and copies are obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information are obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or by accessing the Commission's website at http://www.sec.gov.

10. SOURCES AND AMOUNT OF FUNDS.

    The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger and pay the fees and expenses of the Offer and the Merger expected to be incurred by Parent, is estimated to be approximately $2.6 billion. Purchaser will obtain all such funds from Parent, either directly or indirectly, in the form of capital contributions and/or loans from VNU and its affiliates. VNU will obtain all such funds pursuant to a Revolving Credit Facility Agreement, dated as of August 15, 1999 (the "Credit Agreement"), among VNU and VNU Ireland, as borrowers, VNU, as guarantor, ABN AMRO Bank N.V. ("ABN") and Merrill Lynch International, as arrangers, ABN as agent and the banks from time to time parties thereto (the "Banks"). This summary is not a complete description of the terms and conditions of the Credit Agreement, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Credit Agreement may be examined, and copies obtained, in the manner set forth in Sections 8 and 9 of this Offer to Purchase.

    Under the Credit Agreement, the Banks have made available to VNU and VNU Ireland a 364-day revolving credit facility of up to $3 billion (or, from time to time, its equivalent in Euros). Loans under the Credit Agreement (the "Loans") may be utilized to finance the transactions contemplated under the Merger Agreement, to refinance certain indebtedness of VNU and its subsidiaries, and to refinance certain indebtedness of the Company and its subsidiaries. VNU is currently considering various refinancing alternatives that may be pursued following consummation of the Offer, which may include an equity offering by VNU, other borrowings or the use of other cash resources. Such refinancing is not necessary to consummate the Offer or the Merger.

    Loans bear interest at LIBOR or, in the case of loans denominated in Euros, EURIBOR, plus the applicable margin, which is 0.35% per annum through December 30, 1999 and 0.60% per annum thereafter. VNU and VNU Ireland are obligated to pay a commitment fee on the undrawn portion of the credit facility under the Credit Agreement at a rate per annum equal to 50% of the applicable margin.

    The Loans are subject to mandatory repayment in certain limited circumstances. Voluntary prepayments of the Loans and voluntary reductions of the credit facility are permitted, in whole or in part, at the option of VNU and VNU Ireland in minimum principal amounts, without premium or penalty, subject to reimbursement of certain of the Banks' costs under certain conditions.

    The obligations of VNU Ireland under the Credit Agreement have been unconditionally guaranteed by VNU, acting in its capacity as guarantor. Neither the Loans nor VNU's guarantee obligation are secured by any collateral. The Credit Agreement contains representations and warranties, conditions precedent, covenants, events of default and other provisions customarily found in similar agreements.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

    BACKGROUND OF THE OFFER.

    Early in 1999, Gerald Hobbs, the Chief Executive Officer of Parent, met with John Dimling, the Chief Executive Officer of the Company, to discuss their respective businesses and VNU's U.S. strategy. Mr. Hobbs had first been introduced to Mr. Dimling in December 1998, at which time they had discussed their respective businesses. At the early 1999 meeting, Mr. Hobbs also inquired as to whether Mr. Dimling would support an acquisition of the Company by Parent if such proposal were authorized by VNU in the future. Mr. Dimling informed Mr. Hobbs that the Company was not for sale.

    In February 1999, the Executive Board of VNU met and authorized Parent and its advisors to begin a strategic and business review of the Company as a possible acquisition candidate. This review was begun by Parent and its advisors in late April with the results of such review reported to VNU's Executive and Supervisory Boards in June 1999. On July 12, 1999, the Executive and Supervisory Boards of VNU authorized Mr. Hobbs to approach Mr. Dimling with a proposal to acquire the Company.

    On July 14, 1999, Mr. Hobbs met with Mr. Dimling and indicated that Parent was prepared to make an offer to acquire the Company for $36 per share in cash. Mr. Hobbs indicated that the offer would not be subject to a financing condition and would be made on a friendly basis only. Mr. Hobbs also requested that discussions between the Company and Parent be conducted on an exclusive basis. Mr. Dimling again responded that the Company was not interested in pursuing such a transaction but indicated that he would discuss the proposal with the Company's Board of Directors and its financial and legal advisors.

    On July 21 and 22, 1999, the Board of Directors of the Company met to consider, among other things, Parent's proposal. At such meetings, the Board of Directors of the Company authorized management to communicate to Parent that the Company would not be interested in pursuing discussions unless Parent was prepared to pay a price which is meaningfully higher than its current proposal and to minimize uncertainty as to the consummation of a transaction, including risks relating to the absence of binding agreements relating to NetRatings, Inc. ("NetRatings").

    On July 23, 1999, representatives of the Company's financial advisors, Morgan Stanley & Co. Incorporated ("Morgan Stanley") contacted Mr. Hobbs to convey the Company's position with respect to price and other matters. On July 26, representatives of Parent's financial advisor, Merrill Lynch & Co. ("Merrill Lynch"), responded to Morgan Stanley that Parent was not willing to pay the $40 per share price being sought by the Company and that only with additional due diligence and satisfactory resolution of certain issues, could Parent consider meaningfully raising the price of its offer. Merrill Lynch also indicated that Parent was willing to address the Company's concerns with respect to certainty of closing. Morgan Stanley responded that preliminary discussions between the companies could proceed based upon Parent's willingness to meet the Company's other conditions and subject to the understanding that price would ultimately have to be meaningfully raised.

    On July 28, 1999, the Company and VNU entered into a confidentiality and standstill agreement. On that date, Mr. Dimling, Mr. Thomas Young, the Chief Financial Officer of the Company, and Stephen Boatti, Senior Vice President and General Counsel of the Company and representatives of Morgan Stanley met with Mr. Hobbs, Mr. Thomas Mastrelli, the Chief Operating Officer of Parent, and other executives of Parent and VNU and representatives of Merrill Lynch to discuss the Company's strategic plan and its business affairs and prospects as a prelude to further due diligence.

    At a subsequent meeting held on August 2 attended by management and financial advisors of the two parties, Mr. Hobbs stated that Parent was prepared to offer $38 per share in a two-step tender offer and merger transaction, subject to due diligence review of the Company and satisfactorily resolving other issues. Mr. Hobbs also indicated that a transaction would need to address Parent's concern regarding the number of outstanding management stock options and the possible impact on management retention. Mr. Hobbs also indicated that Parent and its representatives were prepared to commence confidential, confirmatory due diligence of the Company.

    On August 2, 1999, the Company's Board of Directors met to discuss the status of the transaction, and authorized the Company's senior management to continue discussions with Parent and VNU.

    On August 3, 1999, representatives of Morgan Stanley conveyed to representatives of Merrill Lynch that Parent's proposal was insufficient and that the Company was seeking to have Parent increase its offer to $40 per share or more. After consultation with Parent, Merrill Lynch advised Morgan Stanley that Parent was not prepared to pay $40 per share but might be prepared to pay more than $38 per share without conducting further due diligence and resolving the principal terms of the merger agreement.

    On August 4, 1999, Parent's legal advisors delivered a draft merger agreement to the Company's legal advisors. From August 4, 1999 to August 15, 1999, VNU and Parent and their financial and legal advisors conducted a financial and legal due diligence review of the Company. During this period, the parties and their legal and financial advisors negotiated the terms of the Merger Agreement.

    On August 9, 1999, representatives of Morgan Stanley inquired of Merrill Lynch whether, in light of the progress made with respect to due diligence and negotiation of the merger agreement, Parent was prepared to increase its offer. Merrill Lynch replied that, subject to completion of due diligence and resolving certain open items including the status of the definitive documentation relating to the Company's joint venture with NetRatings, Parent was prepared to enter into a merger agreement at a price of $38.50 per share.

    On August 10, 1999, Messrs. Dimling and Young attended a previously scheduled meeting with the management of NetRatings and were informed that NetRatings was no longer willing to accept the Company's planned joint venture investments on the terms contemplated by a previously negotiated term sheet between the Company and NetRatings.

    On August 11, 1999, the respective managements and financial and legal advisors of the Company and Parent met to discuss the developments with respect to NetRatings and its potential implications on the transaction with Parent. At the conclusion of this meeting, Parent requested that the Company attempt to clarify its understanding with NetRatings and indicated that once such understanding was clarified, Parent would determine at what price and other terms it would be prepared to proceed.

    On August 13, 1999, based on the progress of the Company's discussions with NetRatings, Merrill Lynch, after consultation with Parent, communicated that Parent was prepared to enter into a transaction at $37.50 per share, subject to the execution of an agreement with NetRatings as a precondition to the execution of the merger agreement. Merrill Lynch explained Parent's view that the restructured NetRatings transaction diminished Parent's valuation of the Company by over $2.50 per share but, that notwithstanding, Parent was prepared to proceed at a price of $37.50 per share, ($1.00 below its earlier offer). Representatives of Morgan Stanley countered with a price of $38 per share and various other conditions. After additional discussions, the Company's management agreed to present to the Board of Directors a price of $37.75. Between August 13 and August 15, the management and financial and legal advisors of the two parties completed the negotiation of the remaining issues in the merger agreement.

    On August 14, 1999, the Company and NetRatings entered into a definitive agreement which contemplated a series of investments by which the Company would acquire a majority of the common stock of NetRatings at the time of an initial public offering of NetRatings.

    On August 15, 1999, the Board of Directors of the Company met to consider the final terms of Parent's proposal. At such meeting, the Board of Directors heard presentations by the Company's senior management, legal advisors and Morgan Stanley, including Morgan Stanley's opinion that the consideration to be received by the holders of the Company's common stock pursuant to the Offer and the Merger as provided in the Merger Agreement is fair, from a financial point of view, to such holders. Following such presentations, the Company's Board of Directors, (i) unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders; (ii) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) unanimously declared the advisability of the Merger Agreement and resolved to recommend that the holders of the Company's outstanding shares accept the Offer and adopt the Merger Agreement. Thereafter, Parent, Purchaser and the Company executed the Merger Agreement.

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

    Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

    The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 15.0% over the closing sales price of the Shares on August 13, 1999, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent had executed the Merger Agreement.

    MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, authority to enter into the Merger Agreement, no conflicts between the Merger Agreement and the Company's organizational documents, agreements or applicable law, the receipt of required consents, capital structure, filings with the Commission, financial statements, absence of certain changes or events, undisclosed liabilities, the accuracy of certain disclosures, real property, Year 2000 computer system preparedness, intellectual property, material contracts, litigation, compliance with applicable laws, environmental matters, tax matters, benefit plans, labor matters, brokers' and finders' fees, receipt of the Morgan Stanley Opinion, votes required to approve the Merger Agreement and actions necessary under the Rights Agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, the Company makes no representation nor warranty with respect to any matter which is covered by an indemnification obligation of IMS Health Incorporated pursuant to the Distribution Agreement, dated as of July 30, 1998, between the Company and IMS Health Incorporated.

    In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, no conflicts between the Merger Agreement and Parent's and Purchaser's organizational documents, agreements or applicable law, the receipt of required consents, the accuracy of certain disclosures, availability of funds and non-ownership of Shares.

    Certain representations and warranties in the Merger Agreement are qualified as to "materiality" or "Material Adverse Effect". For the purposes of the Merger Agreement and this Offer to Purchase, "Material Adverse Effect" with respect to any person means a material adverse effect on (i) the ability of such person to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby or (ii) the financial condition, business or results of operations of such person and its subsidiaries taken as a whole; other than any change, circumstance or effect relating to (w) the economy or securities markets in general, (x) the industries in which such person operates and not specifically relating to such person, (y) the performance of the Merger Agreement or the transactions contemplated thereby and (z) the failure of any stockholder of NetRatings, Inc. to enter into certain agreements to the extent the rights of the Company or Net Ratings are dependent on any such stockholder executing such agreements.

    CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions: (i) Purchaser shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn; provided, that the condition contained in this clause may not be invoked by Parent or Purchaser if

Purchaser shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of the Merger Agreement or the Offer; (ii) the Merger Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company if such vote is required pursuant to the Company's certificate of incorporation, the DGCL or other applicable law; (iii) no temporary restraining order, injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition the party so invoking this condition shall have used its best efforts to lift or remove such order, injunction, restraint or prohibition; and (iv) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been earlier terminated.

    DIRECTORS. Promptly after the purchase of and payment for any Shares by Purchaser pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board as is equal to the product of the total number of directors on such Board (after giving effect to any increase in the size of such Board) multiplied by the percentage that the number of Shares beneficially owned by Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding; provided that the Parent Designees will constitute a majority of the entire Board of Directors. In furtherance thereof, the Company shall, upon request of Parent, use its reasonable best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company Board, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as Parent is entitled to designate on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board.

    Notwithstanding the foregoing, the parties to the Merger Agreement shall use their respective best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date of the Merger Agreement (the "Continuing Directors"), provided, that, if there shall be in office less than two Continuing Directors for any reason, the Board of Directors shall cause the person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of the Merger Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company, Parent, VNU or any of their respective subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of the Merger Agreement. From and after the time, if any, that Parent Designees constitute a majority of the Company Board and prior to the Effective Time, any amendment or modification of the Merger Agreement, any amendment to the Company's Certificate of incorporation or by-laws, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any waiver of any condition to the Company's obligations under the Merger Agreement or any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement which adversely affects the holders of shares other than Parent or Purchaser may be effected only if there are in office one or more Continuing Directors and such action is approved by the action of unanimous vote of the entire Board of Directors.

    STOCKHOLDERS' MEETING. The Merger Agreement provides that, if required by applicable law to consummate the Merger, the Company shall: (i) as soon as practicable following the purchase of Shares by Purchaser pursuant to the Offer, with the cooperation of Parent take all action necessary to convene and hold a special meeting of the stockholders of the Company (the "Stockholders Meeting") for the purposes of considering and voting upon the Merger Agreement and to solicit proxies pursuant to the Proxy

Statement (as defined below) in connection therewith, and (ii) if requested by Parent, promptly prepare and file with the Commission a proxy statement or information statement (together with any amendment or supplement thereto, the "Proxy Statement") relating to the Stockholders Meeting in accordance with the Exchange Act and the rules and regulations thereunder. The Company shall (x) use its best efforts to respond to all comments made by the Commission with respect to the Proxy Statement and, subject to compliance with Commission rules and regulations, cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date, and (y) recommend that the stockholders of the Company vote in favor of the adoption of the Merger Agreement at the Stockholders Meeting and cause such recommendation to be included in the Proxy Statement. Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the outstanding Shares in the Offer, Parent and Purchaser shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

    STOCK OPTIONS. The Merger Agreement provides that (i) vested options under the Company's benefit plans shall, immediately prior to the Effective Time, be cancelled by the Company and in consideration of such cancellation, the Company shall pay to holders thereof an amount equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share subject to such vested stock option and (b) the number of shares subject to such vested options immediately prior to its cancellation (such payment shall be less any withholding taxes and without interest); and (ii) unvested stock options under the Company's benefit plans shall, immediately prior to the Effective Time but subject to the Company's obtaining any necessary waivers, be cancelled by the Company and in consideration of such cancellation, the Company shall pay to holders thereof an amount equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share subject to such unvested stock option and (b) the number of shares subject to such unvested stock options immediately prior to its cancellation (such payment shall be less any withholding taxes and without interest), provided that such payments shall be payable in four equal installments over a two-year period following the Effective Time of the Merger, subject to certain continuing employment requirements, except that (x) the payment with respect to the portion of stock options granted in November 1996 that would otherwise vest in November 1999 will be paid in November 1999 and (y) the payment with respect to the portion of stock options granted under the 1996 Replacement Plan for Certain Employees Holding The Dun & Bradstreet Corporation Equity Based Awards and the 1996 Non-Employee Directors' Stock Incentive Plan will be paid immediately prior to the Effective Time.

    EMPLOYEE BENEFIT MATTERS. The Merger Agreement provides that for a period of twelve months following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each individual who is employed by the Company or its subsidiaries immediately prior to the Effective Time (each, an "Affected Employee") with employee benefits that are no less favorable in the aggregate than those provided to each such Affected Employee immediately prior to the Effective Time, provided that Parent shall not be required to provide equity-based compensation to any employees. Parent shall, for a period of twelve months following the Effective Time, maintain (or cause its subsidiaries to maintain) a severance pay practice, program or arrangement for the benefit of each Affected Employee that is no less favorable than such practice, program or arrangement in effect immediately prior to the Effective Time with respect to such Affected Employee.

    Parent shall, or shall cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting and benefit accruals (except benefit accruals under any defined benefit pension plan), under such employee benefit plans or arrangements maintained by the Parent or the Surviving Corporation in which such Affected Employees participate for such Affected Employees' service with the Company or any subsidiary of the Company to the same extent recognized by the Company or such subsidiary immediately prior to the Effective Time.

    Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time.

    INTERIM OPERATIONS. The Merger Agreement provides that, except as expressly provided in the Merger Agreement, the Company shall, and shall cause each of its subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with the Company. Without limiting the generality of the foregoing, subject to certain exceptions, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Parent:

    (1) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of the Company, to its corporate parent), (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (iii), for the acquisition of Shares from holders of stock options in full or partial payment of the exercise price payable by such holder upon exercise of stock options;

    (2) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (A) upon the exercise of vested stock options outstanding on the date of the Merger Agreement and (B) the sale of up to 60,000 Shares in accordance with the terms of the Employee Stock Purchase Plan consistent with past practice but only to the extent such Shares are sold pursuant to elections made on or before June 30, 1999;

    (3) amend its Certificate of Incorporation, By-Laws or other comparable charter or organizational documents;

    (4) directly or indirectly acquire, make any investment (other than investments not exceeding $1,000,000 in the aggregate) in, or make any capital contributions to, any person (other than a subsidiary of the Company) other than in the ordinary course of business and other than investments contemplated under existing agreements with NetRatings;

    (5) make any new capital expenditure or expenditures in excess of $1,000,000 in the aggregate, other than as set forth in the Company's budget for capital expenditures made available to Parent;

    (6) enter into, amend or terminate any material contract involving expenses of at least $1,000,000 per year other than in the ordinary course of business consistent with past practice;

    (7) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

    (8) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly owned subsidiary of the Company or (ii) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly owned subsidiary of the Company and other than routine advances to employees consistent with past practice, except, in the case of clause (i), for borrowings under the Company's existing credit facilities in the Company's ordinary course of business;

    (9) grant or agree to grant to any director or employee (other than officers, employees and consultants who receive less than $200,000 in total annual cash compensation) any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits to such officers and employees, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing benefit plans;

    (10) except as set forth in the Merger Agreement and except as required under the existing benefit plans, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

    (11) enter into or amend any employment, consulting, severance or similar agreement with any existing officers or employees (other than officers and employees who receive less than $200,000 in total annual cash compensation);

    (12) make or rescind any tax election or settle or compromise any income tax liability of the Company or its subsidiaries with any governmental entity or settle any action, suit, claim, investigation or proceeding with any government entity (legal, administrative or arbitrative) in an amount in excess of $500,000;

    (13) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction (a) of any such claims, liabilities or obligations in the ordinary course of business or (b) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries or (c) other than settlements which involve solely the payment of money that would not result in an uninsured or underinsured payment by or liability of the Company in excess of $2,000,000 in the aggregate above reserves established therefor on the books of the Company;

    (14) except as disclosed in the Company's publicly filed documents or required by a governmental entity or generally accepted accounting principles, make any change in any method of accounting or accounting practice or policy, except as required by generally accepted accounting principles;

    (15) enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's ability to compete with or conduct any material line of business, including, but not limited to, geographic limitations on the Company's activities;

    (16) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries (excluding routine employee terminations);

    (17) amend or modify in any material respect, waive any rights under or terminate any agreements existing as of the date of the Merger Agreement between the Company and NetRatings; or

    (18) authorize any of, or commit or agree to take any of, the foregoing actions, except to the extent such action is otherwise expressly contemplated by the Merger Agreement.

    NO SOLICITATION. The Merger Agreement provides that the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall use its reasonable best efforts to cause its officers, directors, advisors, representatives and other agents not to, directly or indirectly (i) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or, in connection with any Acquisition Proposal, furnish to any person any information or data with respect to or access to the properties of the Company or any of its subsidiaries, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided that, if the Board of Directors of the Company has concluded in good faith, based on the advice of outside counsel, that such action is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, then the Company may furnish information with respect to the Company and its subsidiaries and participate in discussions or negotiations regarding such Acquisition Proposal, in which case the Company will not disclose any information to such person without entering into a confidentiality agreement substantially identical to the confidentiality agreement previously executed by the Company and Parent (it being understood that the Company may enter into a confidentiality agreement without a standstill or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the confidentiality agreement with Parent). The Company will promptly (but in no case later than 24 hours after receipt) provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the material terms thereof. The Company shall keep Parent informed on a current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party.

    For purposes of the Merger Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation, share exchange, recapitalization, liquidation or other business combination involving the Company or any of its subsidiaries or the acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

    A "Superior Proposal" is defined as an Acquisition Proposal which the Board of Directors determines, in good faith after consultation with an independent, nationally recognized investment banking firm, (x) if consummated would result in a transaction more favorable to the Company's stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement and
(y) is reasonably capable of being financed by the person making such Acquisition Proposal.

    Nothing contained in the Merger Agreement shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communications in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required by applicable law or, prior to the consummation of the Offer, from taking any action contemplated by paragraph (d)(i) under "Termination" below, including having the Board of Directors take such actions as are necessary to approve or resolve to approve the intention to enter into an agreement with respect to a Superior Proposal (or any announcement in connection therewith) or enter into an agreement with respect to a Superior Proposal concurrently with termination pursuant to paragraph (d)(i) under "Termination" below.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

    (a) By the mutual written consent of Parent and the Company; provided that if Parent shall have nominated a majority of the directors of the Company Board, such consent of the Company may only be given if unanimously approved by the entire Board of Directors of the Company.

    (b) By either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated by the Merger Agreement or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts (or, in connection with obtaining antitrust approval from any governmental entity, best efforts) to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

    (c) By either of Parent or the Company if the consummation of the Offer shall not have occurred on or before December 22, 1999 (the "Termination Date"); provided that the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement. The Termination Date will be extended to such later date (but in no event later than April 7, 2000) as the Offer shall have been extended by Purchaser at the request of the Company in connection with the failure of the condition relating to the Works' Council to have been satisfied, unless another condition shall not have been satisfied and either (x) Parent can reasonably demonstrate that such failure to be satisfied resulted from a reason other than the failure of the condition relating to the Works' Council to be satisfied or (y) such condition failed to be satisfied as a result of a material breach by the Company of its obligations under the Merger Agreement. The Works' Council has provided Positive Advice to VNU.

    (d) By the Company:

       (i) if, prior to the purchase of the Shares pursuant to the Offer, (A) the Board of Directors of the Company directs the Company to notify Parent in writing that it intends to enter into an agreement with respect to a Superior Proposal, (B) Parent does not make, within four business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal and (C) the Company prior to such termination pursuant to this clause (d)(i) pays to Parent in immediately available funds the Termination Fee (as defined below); or

       (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to this paragraph (d)(ii) if it is in material breach of the Merger Agreement; or

       (iii) prior to the consummation of the Offer, if (A) there shall be a breach of any representation or warranty of Parent or Purchaser in the Merger Agreement that is qualified as to Material Adverse Effect,
           (B) there shall be a breach in any material respect of any representation or warranty of Parent or Purchaser in the Merger Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on Parent and Purchaser, taken as a whole, or (C) there shall be a material breach by Parent or Purchaser of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 10 days after giving of notice to Parent of such breach and (y) the expiration of the Offer, provided that the Company may not terminate the Merger

           Agreement pursuant to this paragraph (d)(iii) if it is in material breach of the Merger Agreement.

    (e) By Parent or Purchaser:

       (i) if, prior to the purchase of the Shares pursuant to the Offer, the Board of Directors of the Company withdraws, or modifies or changes in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended or approved an Acquisition Proposal, provided that neither a notice of the Company's intent to terminate the Merger Agreement pursuant to the foregoing paragraph (d)(i) and any subsequent public announcement of such notice nor any communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(e)(3) under the Exchange Act (or any similar communication to the stockholders of the Company in connection with the making or amendment of a tender offer or exchange offer) shall entitle Parent to terminate the Merger Agreement pursuant to this paragraph (e)(i), unless the Company enters into a definitive agreement with respect to an Acquisition Proposal; or

       (ii) if there shall have been a material breach by the Company of any provision described under "No Solicitation" above;

       (iii) if the Offer has expired or terminated without Parent or Purchaser purchasing any Shares thereunder and Purchaser is neither required to accept and pay for the Shares tendered in the Offer nor extend the expiration date of the Offer, provided that Parent or Purchaser may not terminate the Merger Agreement pursuant to this paragraph
           (e)(iii) if Parent or Purchaser is in material breach of the Merger Agreement; or

       (iv) if the Company shall have (i) exempted for purposes of Section 203 of the DGCL any acquisition of Shares by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates, or (ii) amended (or agreed to amend) its Rights Agreement or redeemed (or agreed to redeem) its outstanding Rights thereunder for the purpose of exempting an acquisition of Shares from such Rights Agreement and Rights; or

       (v) prior to the consummation of the Offer if (A) there shall be a breach of any representation or warranty of the Company in the Merger Agreement that is qualified as to Material Adverse Effect, (B) there shall be a breach in any material respect of any representation or warranty of the Company in the Merger Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on the Company, or (C) there shall be a material breach by the Company of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (A), (B) or (C), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 10 days after giving of written notice to the Company of such breach and (y) the expiration of the Offer; provided, further, that Parent or Purchaser may not terminate this Agreement pursuant to this paragraph (e)(v) if Parent or Purchaser is in material breach of the Merger Agreement.

    TERMINATION FEE. If (i) Parent or Purchaser terminates the Merger Agreement pursuant to clauses (e)(i) or (iv) under the heading "Termination" above or (ii) the Company terminates the Merger Agreement pursuant to clause (d)(i) under the heading "Termination" above, then in each case, the Company shall pay, or cause to be paid to Parent, an amount equal to $70 million (the "Termination Fee"). In addition, if (i) the Merger Agreement is terminated pursuant to clause (e)(ii),
(e)(iii), or (d)(ii) under the heading "Termination" above (unless (A) the only conditions to the Offer that were not satisfied were the condition relating to tax opinions and those conditions that either (x) the Company can reasonably demonstrate were not satisfied due to the failure of the condition relating to tax opinions to be satisfied or (y) were not satisfied as a result of a material breach by Parent or Purchaser of its obligations hereunder and (B) the condition relating to tax opinions was not satisfied solely because of the occurrence of an event set forth in clause (x) of paragraph (ii) under "Section 14--Conditions to the Offer" and/or the failure of Parent to deliver the representation letter referred to in clause (y) of paragraph (iii) under "Section 14-- Conditions to the Offer"); (ii) on the date of such termination no condition to the Offer has failed to be satisfied as a result of a material breach of the Merger Agreement by Parent or Purchaser and prior thereto there shall have been publicly announced, and not withdrawn in good faith, an Acquisition Proposal; and (iii) within fifteen months after such termination, the Company shall enter into an agreement with respect to any Acquisition Proposal, then the Company shall pay the Termination Fee concurrently with entering into any such agreement.

    If the condition relating to the Works' Council is not satisfied and the Merger Agreement is terminated pursuant to paragraph (c) under the heading "Termination" above, unless another condition to the Offer shall not have been satisfied and either (x) Parent can reasonably demonstrate that such failure to be satisfied resulted from a reason other than the failure of the condition relating to the Works' Council to be satisfied or (y) such condition to be satisfied was a result of a material breach by the Company of its obligations under the Merger Agreement, then Parent shall pay, or cause to be paid, to the Company an amount equal to $70 million which shall be paid (x) at or prior such termination by Parent and as a condition to such termination or (y) not later than two business days following such termination by the Company.

    In addition, if (i) the only conditions to the consummation of the Offer that were not satisfied were the condition relating to the delivery of a tax opinion and such other conditions, that either (x) Parent can reasonably demonstrate were not satisfied due to the failure of the tax opinion condition to have been satisfied or (y) were not satisfied as a result of a material breach of the Merger Agreement by the Company, and (ii) the tax opinion condition was not satisfied solely because of the failure of an appropriate officer of the Company to deliver a representation letter to counsel to Parent and counsel to the Company, then Parent will be entitled to receive from the Company, as liquidated damages, an amount not to exceed $10,000,000 equal to the out-of-pocket expenses of Parent, Purchaser and VNU incurred in connection with the Merger Agreement and the transactions contemplated thereby. Similarly, if
(i) the only conditions to the consummation of the Offer that were not satisfied were the condition relating to the delivery of a tax opinion and such other conditions that either (x) the Company can reasonably demonstrate were not satisfied due to the failure of the tax opinion condition to have been satisfied or (y) were not satisfied as a result of a material breach of the Merger Agreement by Parent, and (ii) the tax opinion condition was not satisfied solely because of the failure of an appropriate officer of VNU to deliver a representation letter to counsel to the Company, then the Company will be entitled to receive from Parent, as liquidated damages, an amount not to exceed $10,000,000 equal to the out-of pocket expenses of the Company in connection with the Merger Agreement and the consummation of the transactions contempleted thereby.

    INDEMNIFICATION. Pursuant to the Merger Agreement, Parent and Purchaser have agreed that, for a period of six years after the Effective Time, the provisions with respect to indemnification, exculpation, and advancement of expenses set forth in the certificate of incorporation and by-laws of the Company as in effect on the date of the Merger Agreement shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by the Merger Agreement), unless such modification is required by law.

    The Merger Agreement also provides that, from and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Covered Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent that a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be. In the event any such claim, action, suit, proceeding or investigation is brought against any Covered Party, the indemnifying party shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the vigorous defense of any such matter. The Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. The indemnifying party shall not settle any such matter unless (i) the Covered Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (ii) the terms of the settlement provide that the Covered Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Covered Party and the settlement discharges all rights against the Covered Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent. Any Covered Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under the Merger Agreement except to the extent such failure materially prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Covered Parties as a group will be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. The rights to indemnification under the Merger Agreement shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

    The Merger Agreement provides that, for a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' liability insurance, for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than 200 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained at such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance.

    GUARANTEE. Pursuant to a Guarantee, dated as of August 15, 1999, VNU has unconditionally, absolutely and irrevocably guaranteed to the Company and any third party beneficiaries under the Merger Agreement (to the extent of their third party beneficiary rights thereunder) the full payment and performance of all covenants, agreements, obligations and liabilities of Parent, Purchaser and the Surviving Corporation contained in the Merger Agreement, including the provisions described above under "Stock Options" and "Indemnification."

12. PLANS FOR THE COMPANY; OTHER MATTERS.

    PLANS FOR THE COMPANY

    If, as and to the extent that Purchaser acquires control of the Company, Purchaser intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, Certificate of Incorporation, By-laws, capitalization, management or dividend policy.

    Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to exercise promptly its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See "Section 11-Merger Agreement-The Company Board" above. Parent will exercise such rights by causing the Company to elect to the Company Board the following individuals: Rob van den Bergh, Gerald Hobbs, Thomas A. Mastrelli and James Ross. Information with respect to such directors is contained in
Schedule I hereto and in Schedule I to the Schedule 14D-9. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board such that the percentage of its designees on the Company Board shall equal the percentage of the outstanding Shares beneficially owned by Parent and its affiliates at such time. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

    Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

    Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, none of Purchaser, Parent or VNU has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

    OTHER MATTERS

    STOCKHOLDER APPROVAL. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. The Company has also approved the Merger Agreement for purposes of
Section 203 of the DGCL and has represented to Parent and Purchaser that the restrictions on certain business combinations contained in Section 203 of the DGCL are not applicable to the Merger Agreement and the transactions contemplated thereby. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

    SHORT-FORM MERGER. Section 253 of the DGCL provides that if a corporation owns at least 90% of the outstanding shares of each class of stock of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Additionally, if, immediately prior to the Expiration Date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute at least 80% but less than 90% of the outstanding Shares, Purchaser may extend the Offer for one or more periods not to exceed an aggregate of five business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date of the Offer, in order to obtain tenders of a sufficient number of additional Shares to allow it to effect a short-form merger. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The consideration per Share paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

    APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under
Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that

Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

    As described above, the Merger Agreement provides that during the period from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Parent, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of the Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options.

14. CONDITIONS TO THE OFFER.

    Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Merger Agreement or terminate the Offer and not accept for payment any tendered Shares, if

    (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase ("on a fully-diluted basis" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to warrants, options or other outstanding obligations),

    (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated,

    (iii) there shall not have been delivered to the Company and IMS Health Incorporated ("IMS") an opinion of counsel to the Company to the effect that the transactions contemplated by the Merger Agreement will not result in (A) the June 30, 1998 spin-off of IMS (the "Spinoff") failing to qualify under Section 355(a) of the Internal Revenue Code (the "Code") or (B) the shares of common stock of IMS failing to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of
       Section 355(e) of the Code; provided, however, that this condition (iii) shall not be deemed satisfied if (1) prior to the expiration of the Offer, either (x) there shall have been issued, in proposed form or otherwise, legislation, Treasury regulations or any other published pronouncement with an effective date that would apply to the consummation of the Offer and which would apply to the Spinoff as a result of the transactions contemplated by the Merger Agreement or (y) there shall not have been executed by appropriate officers of Parent and the Company and Robert Weissman, Chairman of IMS, representation letters addressed to counsel to Parent and the Company and dated immediately prior to the expiration of the Offer, in form and substance not materially different from the form of representation letters agreed upon by Parent and the Company on or prior to the date of the Merger Agreement, and (2) notwithstanding that counsel to the Company has delivered (or is prepared to deliver) an opinion to the effect contemplated by the foregoing clauses (A) and (B), counsel to Parent advises Parent and the Company in writing (which includes the specific reasons therefor) that, based solely on any material change (proposed or otherwise) in legislation, regulations or published pronouncement (if clause (x) is applicable) and/or any material change in the executed representation letters dated immediately prior to the expiration of the Offer from the form of representation letters agreed upon by Parent and the Company on or prior to the date of the Merger Agreement (if clause
       (y) is applicable), such counsel would be unable to render an opinion (after consultation with VNU and its other tax advisors), which is in all material respects the same as the opinion of counsel to the Company contemplated by the foregoing clauses (A) and (B),

    (iv) None of the following conditions shall have been satisfied: (A) VNU shall have received the unconditional positive advice of the Works' Council regarding the bank facility to be entered into by VNU in connection with the financing of the Offer (the "Facility") and the issuance of the guarantee of VNU related thereto (the "Facility Guarantee") (any such unconditional positive advice referred to herein as "Positive Advice"); or (B) VNU shall have received conditional positive advice of the Works' Council with respect to the Financing and the Financing Guarantee and the fulfillment of the conditions specified therein would not result in material detriment to VNU and its subsidiaries, or result in material restrictions on the business activities thereof (any such conditional positive advice referred to herein as "Acceptable Conditional Advice"); or (C) VNU shall have received advice from the Works' Council that is not Positive Advice or Acceptable Conditional Advice regarding the Facility to be entered into and the Facility Guarantee to be issued and either (i) 35 days shall have elapsed from the date that VNU has received written advice from the Works' Council that is not Positive Advice or Acceptable Conditional Advice, provided that the Works' Council shall not have commenced any appeal or other legal proceeding in respect of the Facility or the Facility Guarantee or (ii) the Works' Council shall have notified VNU in writing or publicly announced that it will disclaim its right to appeal or take any other legal action in connection with the Facility to be entered into or the Facility Guarantee to be issued,

    (v) the Merger Agreement shall have been terminated in accordance with its terms, or

    (vi) at any time on or after the date of the Merger Agreement and prior to the expiration date of the Offer, any of the following events shall occur and be continuing and shall not have resulted from the breach by Parent or Purchaser of any of their obligations under the Merger Agreement:

       (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that shall (i) prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, (ii) challenge the acquisition by Parent or Purchaser of any Shares pursuant to the Offer, (iii) prohibit the making or consummation of the Offer or the Merger or the performance of any of the transactions contemplated by the Merger Agreement, or (iv) impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser or Parent on all matters properly presented to the Company's stockholders; or

       (b) (i) any representation or warranty of the Company contained in the Merger Agreement that is qualified as to Material Adverse Effect shall not be true and correct; or (ii) any representation or warranty of the Company in the Merger Agreement that is not so qualified shall not be true and correct in all material respects, in each case as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date), except where (x) the failure of such representations and warranties (other than those relating to the number of shares and/or options, warrants or other rights to acquire capital stock) referred to in clause (ii) to be so true and correct, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or (y) where the failure of such representations and warranties (other than those relating to the number of shares and/or options, warrants or other rights to acquire capital stock) to be so true and correct would not, in the aggregate, relate to an inaccuracy in excess of 150,000 shares and/or options, warrants or other rights to acquire capital stock; or

       (c) the Company shall have breached or failed in any material respect to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed by or complied with by it under the Merger Agreement; or

       (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or outside the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

       (e) except as disclosed in the documents filed by the Company with the Securities and Exchange Commission prior to the date of the Merger Agreement or in the Company's disclosure letter to Parent delivered in connection with the Merger Agreement, there shall have occurred an event, change, occurrence, or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on the Company;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, Shares.

    On August 20, 1999, VNU received Positive Advice from the Works' Council regarding the Facility and the Facility Guarantee.

    Subject to the terms of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of
(i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as set forth herein, any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See
Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

    STATE ANTITAKEOVER STATUTES. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement because the Merger Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

    A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the

Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

    ANTITRUST. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

    Parent filed its Notification and Report Form with respect to the Offer under the HSR Act on August 17, 1999. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on September 1, 1999, the fifteenth day after the date Parent's form was filed, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

    The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of mo nopolization or restraint of trade.

    FEDERAL RESERVE BOARD REGULATIONS. Regulations T, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

16. FEES AND EXPENSES.

    Parent has engaged Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisor and Dealer Manager in connection with the Offer and the Merger. Parent will pay Merrill Lynch customary compensation for its financial advisory services in connection with the Offer and the Merger. Parent has agreed to reimburse Merrill Lynch for all reasonable out-of-pocket fees, expenses and costs, including reasonable fees and expenses of legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws. Merrill Lynch has from time to time provided financial advisory services to Parent.

    Purchaser and Parent have retained MacKenzie Partners, Inc. to serve as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

    Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

    Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          NINER ACQUISITION, INC.

August 20, 1999

                                   SCHEDULE I
           INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
                           PURCHASER, PARENT AND VNU

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America, and the business address of each such person is c/o VNU USA, Inc., 1515 Broadway, New York, New York 10036. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of Purchaser, or the organization indicated, for the past five years.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------

Thomas A. Mastrelli.......................  Mr. Mastrelli has been the sole director and President of Purchaser since August 1999. See Part 2 of this Schedule I.

Rosalee Lovett............................  Ms. Lovett has been the Chief Financial Officer of Purchaser since
                                            August 1999. See Part 2 of this Schedule I.

James Ross................................  Mr. Ross has been the Vice President and General Counsel of Purchaser since August 1999. See Part 2 of this Schedule I.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o VNU USA, Inc., 1515 Broadway, New York, New York 10036. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------

Gerald S. Hobbs...........................  Mr. Hobbs has been the Chairman of the Board of Directors and Chief
                                            Executive Officer of Parent since 1994. See Part 3 of this Schedule
                                            I.

Frans J.G.M. Cremers......................  Mr. Cremers has been a member of the Executive Board of Directors of
                                            VNU and Vice Chairman of the Executive Board of VNU since 1996. See
                                            Part 3 of this Schedule I.

Mr. Rob F. van den Bergh..................  Mr. van den Bergh has been a member of Executive Board of Directors of VNU and Vice Chairman of the Executive Board of VNU since 1998.
                                            See Part 3 of this Schedule I.

Thomas A. Mastrelli.......................  Mr. Mastrelli has been Chief Operating Officer of Parent since
                                            January 1, 1999. From April 16, 1998 to December 31, 1998, Mr.
                                            Mastrelli served as Executive Vice President and General Manager of
                                            Parent. Beginning in 1981, he was a partner at the public accounting and consulting firm of Leslie Sufrin and Company. See Part 1 of this
                                            Schedule I.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Frederick A. Steinmann....................  Mr. Steinmann has been Vice President and Assistant Treasurer of
                                            Parent for the past five years. Mr. Steinmann has served as the Vice
                                            President and Director of Taxes of Parent since October 1994. Prior to joining Parent, Mr. Steinmann was engaged in practice as an independent certified public accountant.

James Ross................................  Mr. Ross has been Vice President, General Counsel and Secretary of
                                            Parent for the past five years. See Part 1 of this Schedule I.

Rosalee Lovett............................  Ms. Lovett has been the Treasurer and Chief Financial Officer of
                                            Parent for the past five years. In addition, Ms. Lovett has been the
                                            Chief Financial Officer for BPI Communications, a wholly owned subsidiary of Parent, for the past five years. See Part 1 of this
                                            Schedule I.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF VNU. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of VNU. Unless otherwise indicated, each such person is a citizen of the Netherlands, and the business address of each such person is c/o VNU N.V., Ceylonpoort 5-25, 2037 AA Haarlem, the Netherlands. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with VNU. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at VNU, or the organization indicated, for the past five years.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------

Piet A.W. Roef............................  Mr. Roef has been Chairman of the Supervisory Board of Directors of
                                            VNU since 1988. Mr. Roef also serves as the Chairman of the
                                            Supervisory Boards of Directors of P&C Groep N.V. and Parcom, and a
                                            Member of Supervisory Boards of Directors of Gamma Holdings N.V.,
                                            Hagemeyer N.V., Koninklijke Numico N.V. and Robeco N.V.

Ge van Schaik.............................  Mr. van Schaik has been Vice Chairman of the Supervisory Board of
                                            Directors of VNU since 1988. Mr. van Schaik also serves as Chairman of the Supervisory Boards of Directors of Koninklijke Verkade N.V.,
                                            Martinair Holland N.V. and Koninklijke Wessanen N.V., President of
                                            the Supervisory Directors of Aegon N.V., member of the Supervisory
                                            Boards of Directors of DSM N.V. and United Biscuits (Holdings) PLC.

Peter J. van Dun..........................  Mr. van Dun has been a member of the Supervisory Board of Directors of VNU since 1996. Mr. van Dun also serves as Member of the
                                            Supervisory Board of Directors of Macintosh N.V., Member of
                                            Foundation Ahold Continuity, and Member of the Board of Advice of
                                            Foundation PION.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Aad G. Jacobs.............................  Mr. Jacobs has been a member of the Supervisory Board of Directors of
                                            VNU since 1998. Mr. Jacobs also serves as Chairman of the Supervisory
                                            Board of Directors of Vedior N.V., Vice-Chairman of the Supervisory
                                            Board of Directors of Dutch Participation Company N.V., Member of the
                                            Supervisory Boards of Directors of Amsterdam Exchanges, Burhman N.V.,
                                            IHC Caland N.V., ING Groep N.V., Koninklijke Nederlandsche Petroleum
                                            Maatschappij N.V., National Investment Bank N.V. and N.V.
                                            Struktongroep.

Frank L.V. Meysman .......................  Mr. Meysman has been a member of the Supervisory Board of Directors
  (CITIZEN OF BELGIUM)                      of VNU since 1995. Mr. Meysman currently serves as a director and
                                            Executive Vice President of Sara Lee Corp. During the past five years, Mr. Meysman has served as a Member of the Board of the
                                            American Chamber of Commerce in the Netherlands, and Director of
                                            Zeneca Group PLC and GIMV N.V. (Belgie).

Lien M.W.M. Vos-van Gortel................  Ms. Vos-van Gortel has been a member of the Supervisory Board of
                                            Directors of VNU since 1995. Ms. Vos-van Gortel also serves as a
                                            Member of the Council of State. She also serves as a Member of the
                                            Supervisory Board of Directors of NCM Holding N.V., Chairman of the
                                            Supervision Boards on the Lotteries and the National Nature Historich
                                            Museum, and member of the Boards of Advice of Association of Holders of Shares VEB and the Dutch Cancer Institute.

Joep L. Brentjens.........................  Mr. Brentjens has been Chairman of the Executive Board of Directors of VNU since 1981. He has also served as Chairman of the Supervisory
                                            Boards of Directors of Heijmans N.V. and Arboned, member of the
                                            Supervisory Boards of Directors of Roto Smeets de Boer N.V. and
                                            Koninklijke Emballage Industrie Van Leer N.V., member of the
                                            Executive Board of P. Bakker Hillegom B.V., Member of the Foundation
                                            Katholieke Universiteit Nijmegen and Member of the Board of Advice of
                                            ABN AMRO Bank N.V.

Rob F. van den Bergh......................  Mr. van den Bergh has served as the Vice Chairman of the Executive
                                            Board of Directors of VNU since 1998. He also served on the
                                            Supervisory Boards of Directors of Philips Nederland, CVI, and
                                            Boompers. See Part 2 of this Schedule I.

Frans J.G.M. Cremers......................  Mr. Cremers has been a member of the Executive Board of Directors of
                                            VNU since 1996. Mr. Cremers served as Financial Director and Member of the Board of Shell Expro UK until 1996. See Part 2 of this
                                            Schedule I.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Gerald S. Hobbs...........................  Mr. Hobbs has served as a member of the Executive Board of Directors of VNU. Prior to joining VNU, Mr. Hobbs was the Chief Executive
                                            Officer of BPI Communications, a wholly owned subsidiary of Parent.
                                            He has also served as both the Chairman of the Board and a Director of the American Business Press, and is currently a Director of the
                                            Advertising Council, Inc., BPA International, Jobson Publishing and
                                            the Construction Market Data Group.

Michael M.I. Cohen de Lara................  Mr. de Lara has served as the Secretary to the Board of VNU since
                                            1997. Prior to 1997, he served as Director of Special Projects of VNU
                                            B.V. and VNU International B.V.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK

          BY MAIL:              BY FACSIMILE TRANSMISSION:    BE HAND OR OVERNIGHT COURIER:
     Tender and Exchange              (212) 815-6213               Tender and Exchange
         Department             (For Eligible Institutions             Department
       P.O. Box 11248                      Only)                   101 Barclay Street
    Church Street Station          Confirm Facsimile by        Receive and Deliver Window
New York, New York 10286-1248           Telephone:              New York, New York 10286
                                      (800) 507-9357

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     abcdef

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll Free: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL, LYNCH & CO.

                             World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 449-8971 (call collect)